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AMENDMENT TO

THE AVX NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, AVX Corporation (the "Employer") heretofore adopted the AVX Nonqualified Supplemental Retirement Plan (the "Plan"); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2015, as follows:

1.Section  2 of the Plan shall be amended by adding the following definition under Section 2.13:

2.13 “GREENVILLE PLAN” means the AVX Greenville LLC 401(k) Plan.

2.Section 7 of the Plan shall be amended to read in its entirety as follows:

Section 7.  COMPANY Contributions

For each Plan Year, the Company shall allocate to the account of each Participant who has received the maximum matching contribution available under the Retirement Plan for the applicable year, an amount equal to one hundred percent (100%) of the first three percent (3%) of the Participant’s Compensation deferred under the Plan for the year pursuant to the first paragraph under Section 4, reduced by the matching contribution made on his behalf under the Retirement Plan for the year.    For each Plan Year, the Company shall allocate to the account of each Participant who has received the maximum matching contribution available under the Greenville Plan for the applicable year, an amount equal to fifty percent (50%) of the first six percent (6%) of the Participant’s Compensation deferred under the Plan for the year pursuant to the first paragraph under Section 4, reduced by the matching contribution made under the Greenville Plan for the year.

In addition, for each Participant who is a participant in the Retirement Plan, if the Participant is employed by the Company on December 31 of such year (or is not employed due to his or her retirement, disability or death during such year, as determined under the Retirement Plan), the Company shall allocate to the account of such Participant an amount equal to the additional amount that would have been contributed by the Company to the Retirement Plan on such Participant’s Compensation not in excess of six hundred thousand dollars ($600,000) under the fixed and discretionary portions of the Retirement Plan had there been no limit on Compensation under the Retirement Plan, as required by Section 401(a)(17) of the Code.  Provided, however, that, if any such Participant defers Compensation under Section 4, the Company shall allocate to the account of such Participant an amount equal to the additional amount that would have been contributed by the Company to the Retirement Plan on behalf of the Participant under the fixed and discretionary portions of the Retirement Plan on such

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Participant’s Compensation deferred under Section 4.

3.Section 9 of the Plan shall be amended to read in its entirety as follows:

Section 9.  Investment of Accounts

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s account(s), any amount’s deferred by the Participant under Section 4, and, except as otherwise provided below, any Company contributions made under Section 7, shall be deemed invested in the investment options (designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish.  However, any matching contributions made under Section 7 prior to January 1, 2015 shall be deemed to be invested in the AVX Stock Fund, an option deemed to be invested primarily in shares of Company stock, with a portion deemed invested in cash and cash equivalents for liquidity purposes; provided, however, that a Participant may elect to change such investment in accordance with such rules and procedures as the Administrator may establish.  However, no provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.

4.Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 15th day of December, 2014.

AVX CORPORATION

By:__________________________________________

      Kathleen M. Kelly, Vice President – Human Resources

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